UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Neurotrope, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	46-3522381
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

10732 Hawk’s Vista Street

Plantation, Florida 33324

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.0001 per share.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the common stock, par value $0.0001 per share (the “Common Stock”), of Neurotrope, Inc. (the “Company”).

The holders of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Company’s Board of Directors from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liabilities, accrued dividends and liquidation preferences, if any.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock of the Company, including liquidation preferences, which may be designated solely by action of the Company’s Board of Directors.

Item 2. Exhibits.

Exhibit
Number	Description

3.1	Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013).

3.2	Florida Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013 (incorporated by reference from Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013).

3.3	Nevada Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013 (incorporated by reference from Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013).

3.4	Certificate of Merger of Neurotrope BioScience, Inc., with and into Neurotrope Acquisition, Inc., filed August 23, 2013 (incorporated by reference from Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 29, 2013).

3.5	Certificate of Designations of Series A Convertible Preferred Stock of Neurotrope, Inc., filed with the Nevada Secretary of State on August 22, 2013 (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2013).

3.6	Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Neurotrope, Inc.

By:	/s/ Robert Weinstein
Robert Weinstein
Chief Financial Officer, Executive Vice President, Secretary and Treasurer
(Principal Financial and Accounting Officer)

Date: August 29, 2014